Exhibit 4.2

Execution Version

ARGO BLOCKCHAIN PLC

and

WILMINGTON SAVINGS FUND SOCIETY, FSB

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 17, 2021

to the Indenture dated as of November 17, 2021

8.75% Senior Notes due 2026

i

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 17, 2021, between Argo Blockchain plc, a public limited company incorporated under the laws of England and Wales (the “Company”), and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of November 17, 2021 (the “Base Indenture” and, together with the First Supplemental Indenture, the “Indenture”) to provide for the issuance by the Company from time to time of Securities to be issued in one or more series as provided in the Indenture;

WHEREAS, Section 9.1 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1 of the Base Indenture;

WHEREAS, the Company desires to execute this First Supplemental Indenture, pursuant to Section 2.1 of the Base Indenture, to establish the form and, pursuant to Section 3.1 of the Base Indenture, to provide for the issuance, of a series of its senior notes designated as its 8.75% Senior Notes due 2026 (the “Notes”), in an initial aggregate principal amount of $40,000,000. The Notes are a series of Securities as referred to in Section 3.1 of the Base Indenture;

WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this First Supplemental Indenture;

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by the Company and all things necessary have been done by the Company to make this First Supplemental Indenture, when executed and delivered by the Company, a valid and binding supplement to the Base Indenture and agreement of the Company;

WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered by the Trustee in accordance with the provisions of the Base Indenture, the valid and binding obligations of the Company; and

WHEREAS, all conditions precedent provided for in the Base Indenture relating to this First Supplemental Indenture have been complied with.

NOW, THEREFORE, in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:

Article 1
APPLICATION OF FIRST SUPPLEMENTAL INDENTURE
AND CREATION OF THE NOTES

Section 1.01.      Application of First Supplemental Indenture.

Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture with specific Article numbers or Section numbers refer to Articles and Sections contained in this First Supplemental Indenture and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, shall be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Notwithstanding any other provision of this First Supplemental Indenture, the provisions of this First Supplemental Indenture, including the covenants set forth herein, are expressly and solely for the benefit of the Holders of the Notes established by this First Supplemental Indenture.

Section 1.02.      Creation of the Notes.

In accordance with Sections 2.1 and 3.1 of the Base Indenture, the Company hereby creates the Notes as a separate series of its Securities issued pursuant to the Indenture, as supplemented by this First Supplemental Indenture. The Notes shall be issued initially in an aggregate principal amount of $40,000,000.

Article 2
DEFINITIONS

Section 2.01.      Certain Terms Defined in the Base Indenture.

For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture.

Section 2.02.      Definitions. (a) For the benefit of the Holders of the Notes, the following terms shall have the meanings set forth in this Section 2.02:

“Additional Amounts” has the meaning specified in Section 4.04(a) of this First Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 3.02(b) of this First Supplemental Indenture.

“Authorized Officers” has the meaning specified in Section 6.08 of this First Supplemental Indenture.

“Change of Control” has the meaning specified in Section 3.04(e) of this First Supplemental Indenture.

“Change in Tax Law” has the meaning specified in Section 3.05 of this First Supplemental Indenture.

“Code” has the meaning specified in Section 4.04(b)(vi) of this First Supplemental Indenture.

“Continuing Director” means a director who either was a member of the board of directors of the Company on the Issue Date or who becomes a member of the Board of Directors subsequent to that date and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by a majority of the continuing directors on the Board of Directors at the time of such approval by such election or appointment.

“Depositary” has the meaning specified in Section 3.01(c) of this First Supplemental Indenture.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services under the Base Indenture, as supplemented by this First Supplemental Indenture.

“Global Notes” means the Notes in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A of this First Supplemental Indenture.

“Initial Notes” has the meaning specified in Section 3.02(b) of this First Supplemental Indenture.

“Instructions” has the meaning specified in Section 6.08 of this First Supplemental Indenture.

“Issue Date” means November 17, 2021, the original issue date of the Notes.

“Maturity Date” has the meaning specified in Section 3.02(d) of this First Supplemental Indenture.

“Notes” has the meaning specified in the recitals of this First Supplemental Indenture.

“Notes Par Call Date” has the meaning specified in Section 3.03(b) of this First Supplemental Indenture.

“OFAC” has the meaning specified in Section 6.09(a) of this First Supplemental Indenture.

“Relevant Date” has the meaning specified in Section 4.04(b) of this First Supplemental Indenture.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 4.04(a) of this First Supplemental Indenture.

“Sanctions” has the meaning specified in Section 6.09(a) of this First Supplemental Indenture.

“Surviving Person” has the meaning specified in Section 4.01(a) of this First Supplemental Indenture.

“Taxes” has the meaning specified in Section 4.04(a) of this First Supplemental Indenture.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Article 3
FORM AND TERMS OF THE NOTES

Section 3.01.      Form and Dating.

a) Form. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer or Officers, as provided for in the Base Indenture, of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof.

b) Base Indenture. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Base Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

c) Global Notes. The Notes shall be issued initially in the form of fully registered Global Securities, which shall be deposited on behalf of the purchasers of the Notes represented thereby with The Depository Trust Company, New York, New York (the “Depositary”) or its custodian and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee.

d) Book-Entry Provisions. This Section 3.01(d) shall apply only to the Global Notes deposited with or on behalf of the Depositary. The Company shall execute and the Trustee shall, in accordance with this Section 3.01(d), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or its custodian.

e) Paying Agent. The Company initially appoints the Trustee as Paying Agent for the payment of the principal of (and premium, if any) and interest on the Notes and the Corporate Trust Office of the Trustee, is hereby designated as the Place of Payment where the Notes may be presented for payment.

Section 3.02.      Terms of the Notes. The following terms relating to the Notes are hereby established:

a) Title. The Notes shall constitute a series of Securities having the title “8.75% Senior Notes due 2026”.

b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $40,000,000 (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Base Indenture). The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same terms as to status, redemption or otherwise (except the price to public, the issue date and, if applicable, the initial interest accrual date and the initial interest payment date) that may constitute a single fungible series with the Initial Notes; provided that if any such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.

c) Maturity Date. The entire outstanding principal amount of the Notes shall be payable on November 30, 2026 (the “Maturity Date”).

d) Interest Rate. The rate at which the Notes shall bear interest shall be 8.75% per annum; the date from which interest shall accrue on the Notes shall be November 30, 2021, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be January 31, April 30, July 31 and October 31 of each year and on the Maturity Date, beginning January 31, 2022; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes (or predecessor Notes) are registered (which shall initially be the Depositary) at the close of business on the Regular Record Date for such interest, which shall be the January 15, April 15, July 15 or October 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and the November 15 immediately preceding the Maturity Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. For so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may elect to make such payments at the office of the Paying Agent in the City of Wilmington, Delaware; and provided further, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

e) Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes shall be made in United States Dollars.

f) Sinking Fund. The Notes are not subject to any sinking fund.

g) Additional Interest. At the Company’s election, the sole remedy with respect to an Event of Default due to a failure to comply with reporting requirements under the Trust Indenture Act or under Section 4.02 below, for the first 180 calendar days after the occurrence of such Event of Default, consists exclusively of the right to receive additional interest on the Notes at an annual rate equal to (1) 0.25% for the first 90 calendar days after such default and (2) 0.50% for calendar days 91 through 180 after such default. On the 181st day after such Event of Default, if such violation is not cured or waived, the Trustee or the Holders of not less than 25% of the outstanding principal amount of the Notes (with a copy to the Trustee) may declare the principal, together with accrued and unpaid interest, if any, on the Notes to be due and payable immediately. If the Company chooses to pay such additional interest, the Company must notify the Trustee and the Holders of the Notes by certificate of the Company’s election at any time on or before the close of business on the first Business Day following the Event of Default and the Company shall deliver to the trustee an Officer’s Certificate (upon which the Trustee may rely absolutely) to that effect stating (i) the amount of such additional interest that is payable and (ii) the date on which such additional interest is payable. Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no election to pay such additional interest has been made and no such additional interest is payable and the Trustee shall not have any duty to verify the Company’s calculations of additional interest.

Section 3.03.      Optional Redemption.

a) The provisions of Article 1 of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

b) Except as provided in Section 3.04 or Section 3.05 below, the Notes shall not be redeemable by the Company at its option prior to November 30, 2023 (the “Notes Par Call Date”).

c) The Notes shall be redeemable for cash in whole or in part at any time at the Company’s option (i) on or after November 30, 2023 and prior to November 30, 2024, at a price equal to 102% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date, (ii) on or after November 30, 2024 and prior to November 30, 2025, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date, and (iii) on or after November 30, 2025 and prior to the Maturity Date, at a price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

d) In each case, redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the Redemption Date, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a discharge of the Indenture. If less than all of the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 45 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption, by lot, or in the Trustee’s discretion, on a pro-rata basis, provided that the unredeemed portion of the principal amount of any Notes will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Notes. The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed. Beneficial interests in any of the Notes or portions thereof called for redemption that are registered in the name of the Depositary or its nominee will be selected by the Depositary in accordance with its applicable provisions. The Trustee shall have no obligation to calculate any redemption price or any component thereof, and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any redemption price.

e) Unless the Company defaults on the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

Section 3.04.      Optional Redemption Upon Change of Control.

a) The provisions of Article XI of the Base Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

b) The Notes shall be redeemable for cash in whole but not in part at the Company’s option at any time within 90 days of the occurrence of a Change of Control, at a price equal to 100.5% of their principal amount, plus accrued and unpaid interest to, but excluding, the Redemption Date.

c) Redemption shall be upon notice not fewer than 10 days and not more than 60 days prior to the Redemption Date.

d) Unless the Company defaults on the payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption.

e) A “Change of Control” will be deemed to have occurred at the time after the Notes are originally issued if:

1)	any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “Beneficial Owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such Person shall be deemed to have “Beneficial Ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50.0% of the total voting power of the Voting Stock of the Company;

2)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100.0% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction;

3)	“Continuing Directors” cease to constitute at least a majority of the Company’s board of directors; or

4)	if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange in the United States, the Notes fail, or at any point cease, to be listed on the Nasdaq Global Select Market or such other national securities exchange. For the avoidance of doubt, it shall not be a Change of Control if after the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, such Notes are subsequently listed on a different national securities exchange and the prior listing is terminated.

Section 3.05.      Optional Redemption for Changes in Withholding Taxes.

The provisions of Article XI of the Indenture, as supplemented by the provisions of this First Supplemental Indenture, shall apply to the Notes.

The Company may, at its option, redeem the Notes, in whole but not in part, upon not less than 10 days’ nor more than 60 days’ notice to the Holders (which shall be irrevocable), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (if any) thereon to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), then due and which will become due on the date of redemption as a result of the redemption or otherwise, if due to a Change in Tax Law the Company has, or would, on the next date on which any amount would be payable with respect to such Notes, become obligated to pay to the Holder or beneficial owner of any Notes any Additional Amounts; provided, however, that the Company determines, in its reasonable judgment, that the obligation to pay such Additional Amounts cannot be avoided by the use of reasonable measures available to it; and provided further that at the time such notice is given, such obligation to pay Additional Amounts remains in effect. For the avoidance of doubt, reasonable measures do not include changing the jurisdiction of incorporation of the Company or any successor to the Company.

For purposes hereof, a “Change in Tax Law” shall mean any change in or an amendment to the laws, treaties, regulations or rulings of the Relevant Taxing Jurisdiction, including any change in the application, administration or administrative or judicial interpretation of such laws, treaties, regulations or rulings; which change or amendment has not been publicly announced as formally proposed before, and which becomes effective on or after the Issue Date.

Notice of any such redemption shall be irrevocable. Prior to the publication, or where relevant, mailing of any notice of redemption pursuant to the foregoing, the Company will deliver to the Trustee:

(1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Company or any surviving entity taking reasonable measures available to it); and

(2) a written opinion of independent counsel of recognized standing reasonably satisfactory to the Trustee to the effect that the Company or any surviving entity, as the case may be, is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee shall accept and shall be entitled to rely absolutely on such Officer’s Certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions precedent referred to above, without further inquiry, in which event it will be conclusive and binding on the Holders.

The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to the Indenture, with respect to a Change in Tax Law occurring after the time such successor Person becomes a party to the Indenture.

Section 3.06.      Open Market Repurchases. Notwithstanding any provision herein or in the Base Indenture to the contrary, the Company may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Notes that the Company purchases may, at the Company’s discretion, be held, resold or canceled.

Article 4
CERTAIN COVENANTS

The following covenants shall be applicable to the Company for so long as any of the Notes are Outstanding. Nothing in this Article will, however, affect the Company’s rights or obligations under any other provision of the Base Indenture or this First Supplemental Indenture.

Section 4.01.      Merger, Consolidation or Sale of Assets.

The Company shall not merge or consolidate with or into any other Person (other than a merger of a wholly owned Subsidiary of the Company into the Company) or sell, transfer, lease, convey or otherwise dispose of all or substantially all of its property (provided that, for the avoidance of doubt, a pledge of assets pursuant to any secured debt instrument of the Company or its Subsidiaries shall not be deemed to be any such sale, transfer, lease, conveyance or disposition) in one transaction or series of related transactions unless:

a) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger or consolidation or to which such sale, transfer, lease, conveyance or disposition is made shall be organized and existing under the laws of England and Wales, the United States of America, any state thereof or the District of Columbia, or of another country which is a member of the Organization for Economic Cooperation and Development;

b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form reasonably satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes Outstanding, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

c) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing; and

d) in the case of a merger where the Surviving Person is other than the Company, the Company or such Surviving Person shall deliver, or cause to be delivered, to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this Section 4.01 and that all conditions precedent in the Indenture relating to such transaction have been complied with; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact, including as to the satisfaction of clause (c) above.

The Surviving Person (if other than the Company) will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Notes and the Indenture, and the Company will be automatically and unconditionally released and discharged from its obligations under the Notes and the Indenture.

Section 4.02.      Reporting.

So long as the Notes are issued and outstanding and the Company is, at any time, not subject to the reporting requirements of the Exchange Act, the Company agrees to make available to Holders and the Trustee its audited annual consolidated financial statements and unaudited interim consolidated financial statements within the time periods that were specified and applicable to the Company under the Exchange Act immediately prior to the Company no longer being subject to the reporting requirements of Exchange Act. All such financial statements will be prepared, in all material respects, in accordance with International Financial Reporting Standards or U.S. Generally Accepted Accounting Principles, as applicable. For the avoidance of doubt, the filing or furnishing of the foregoing financial statements or other information to the Securities and Exchange Commission, or the publication thereof on the Company’s website, shall be deemed effective delivery of such information to the Holders and the Trustee.

Delivery of such reports, information and documents to the Trustee pursuant to this Section 4.02 is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports, information and documents delivered to it. Additionally, the Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s compliance with the any of the covenants hereunder, to determine whether any such information, reports or other documents are filed or furnished with the Securities and Exchange Commission, on any website or on any protected online data system or to participate in any conference calls.

Section 4.03.      Payment of Taxes.

The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon the Company or upon the income, profits or property of the Company, except where the failure to do so would not be reasonably expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.04.      Payment of Additional Amounts.

(a) All payments that the Company makes under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes or any duty, levy, impost, assessment or similar governmental charges in the nature of Tax (collectively, “Taxes”). If the Company is required to withhold or deduct any amount for or on account of any such Taxes imposed or levied by or on behalf of the United Kingdom or any political subdivision or governmental authority thereof or therein having the power to tax (the “Relevant Taxing Jurisdiction”), from any payment made under or with respect to the Notes, the Company shall pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder of the Notes after such withholding or deduction will be not less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) The Company shall not, however, pay Additional Amounts to a Holder or beneficial owner of Notes in respect or on account of:

(i) any Taxes that would not have been imposed, assessed, levied or collected but for the existence of a present or former business or personal connection between the Holder or beneficial owner (or a fiduciary, settler, beneficiary, partner, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership or corporation) of the applicable Notes and the United Kingdom (including, but not limited to, citizenship, nationality, residence, domicile, physical presence or existence of a business, a permanent establishment, a place of business or a place of management present or deemed present within the United Kingdom) other than the mere receipt, ownership, holding or disposition of such Notes, or the receipt of any payments or the exercise or enforcement of rights under such Notes;

(ii) any Taxes that would not have been imposed, assessed, levied or collected but for the fact that, where presentation is required, the applicable Note was presented for payment more than 30 days after the Relevant Date (as defined below) except to the extent that a Holder would have been entitled to such Additional Amounts if it had presented the Note on any day during such 30-day period;

(iii) any Taxes that would not have been imposed, assessed, levied or collected had the Holder or beneficial owner of the applicable Notes complied on a timely basis, with a written request of the Company for any applicable information or certification that would have, if provided on a timely basis, permitted the payment to be made without withholding or deduction (or with a reduced rate of withholding or deduction);

(iv) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(v) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the applicable Notes;

(vi) any withholding or deduction required to be made from a payment pursuant to Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Issue Date, any current or future regulations or official interpretations thereof, any similar law or regulations adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(vii) any Taxes that were imposed with respect to any payment on a Note to any fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable Note been the Holder of such Note; or

(viii) any Taxes that are payable on account of any combination of (i) through (vii) above.

For purposes of the foregoing, the “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the monies payable has not been received by the Paying Agent on or prior to such due date, the Relevant Date means the first date on which, the full amount of such monies having been so received and being available for payment to Holders, notice to that effect has been duly given to the Holders.

(c) The Company shall (i) make such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. The Company will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld.

(d)  Wherever in the Indenture or the Notes there are mentioned, in any context, (1) the payment of principal, (2) interest or (3) any other amount payable on or with respect to any of the Notes, such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(e) At least 30 days prior to each date on which any payment under or with respect to the Notes is to be made (unless an obligation to pay Additional Amounts arises less than 45 days prior to that payment date, in which case it shall be promptly thereafter), if the Company shall be obligated to pay Additional Amounts with respect to such payment, the Company shall deliver to the Trustee and the Paying Agent, if other than the Trustee, an Officers’ Certificate stating that such Additional Amounts will be payable and the amounts estimated to be so payable and shall set forth such other information (other than the identities of Holders and beneficial owners) necessary to enable the Trustee or the Paying Agent, as the case may be, to pay such Additional Amounts to Holders and beneficial owners on the payment date.

(f) The Company will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. The Company will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The Company shall furnish to the Trustee within a reasonable time after the date the payment of any Taxes so deducted or withheld is made certified copies of tax receipts evidencing the payment by the Company of any Taxes imposed or levied by the Relevant Taxing Jurisdiction. If, notwithstanding the reasonable efforts of the Company to obtain such receipts, the same are not obtainable, then the Company shall provide the Trustee with other evidence reasonably satisfactory to the Trustee of such payment by the Company provided, however, that in no event shall the Company be required to disclose any information that it reasonably deems to be confidential. The Trustee shall not have any duty to verify the Company’s calculations of Additional Amounts.

(g) This Section 4.04 shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized, incorporated or otherwise resident for tax purposes and any political subdivision or taxing authority or agency thereof or therein.

Section 4.05.      Exchange Listing.

After the Notes are initially listed on the Nasdaq Global Select Market or another national securities exchange, the Company will use commercially reasonable efforts to cause the Notes to continue be listed on the Nasdaq Global Select Market or another national securities exchange in the United States. However, the Company may alternatively, but need not, list the Notes on any other stock exchange that is a “recognized stock exchange” within the meaning of section 1005 of the United Kingdom Income Tax Act 2007. For the avoidance of doubt, it shall not be a default in the performance, or breach, of this covenant if the Company uses commercially reasonable efforts to cause the Notes to continue be listed on the Nasdaq Global Select Market or another securities exchange and is unable to do so notwithstanding such efforts.

Article 5
EVENTS OF DEFAULT

Section 5.01.      Events of Default.

Solely for the benefit of the Holders of the Notes, Section 5.1 of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“Section 5.1. Events of Default.

“Event of Default”, wherever used herein with respect to the Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b) default in the payment of the principal of any Note when due and payable;

(c) default in the performance, or breach, of any covenant of the Company in the Indenture with respect to the Notes, and continuance of such default or breach for a period of 60 days after there has been sent to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Notes, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(d) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(e) the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.”

The Trustee shall not be deemed to have notice or be charged with knowledge of an Event of Default hereunder (except for those described in paragraphs (a) and (b) above, including with respect to any premium, if the Trustee is then the Paying Agent) unless written notice of such default or Event of Default from the Company or any Holder is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and the Indenture.

The Trustee may withhold notice to the Holders of any Event of Default, except with respect to Events of Default listed in (a) and (b) above, if the Trustee in good faith determines the withholding of notice to be in the interest of the Holders.

Section 5.02.      Acceleration of Maturity; Rescission and Annulment

Solely for the benefit of the Holders of the Notes, Section 5.2(a) of the Base Indenture is hereby deleted in its entirety and replaced with the following:

“5.2 Acceleration of Maturity; Rescission and Annulment

(a) If an Event of Default (other than an Event of Default specified in subsection (d) or (e) of Section 5.1) with respect to the Outstanding Notes occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Notes may declare the entire principal amount, together with accrued and unpaid interest, if any, of all of the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. If an Event of Default specified in subsection (d) or (e) of Section 5.1 with respect to the Notes occurs, the principal amount of all of the Outstanding Notes shall be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Notes.”

Article 6
MISCELLANEOUS

Section 6.01.      Trust Indenture Act Controls.

If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 6.02.      New York Law to Govern.

This First Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

Section 6.03.      Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign), in each case that is approved by the Trustee, shall be deemed to be their original signatures for all purposes of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original.

Anything in the Base Indenture, this First Supplemental Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by the Base Indenture, this First Supplemental Indenture, the Notes and any document to be signed in connection with the Base Indenture, this First Supplemental Indenture or the Notes (including the Trustee’s Certificate of Authentication on the Notes, amendments, waivers, consents and other modifications, Officer’s Certificates, Company Requests, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign), in each case that is approved by the Trustee, and contract formations on electronic platforms approved by the Trustee, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 6.04.     Severability. If any provision of this First Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.

Section 6.05.      Ratification.

The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.

Section 6.06.      Effectiveness.

The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 6.07.      Trustee Makes No Representation.

The recitals and statements contained herein and in the Notes are made solely by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity, adequacy or sufficiency of this First Supplemental Indenture or the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted to be taken by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this First Supplemental Indenture.

Section 6.08.      Electronic Means.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Base Indenture, as supplemented by this First Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

Section 6.09.      OFAC Certification and Covenant.

a) The Company covenants and represents that neither they nor any of their affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government, (including, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, HM Treasury, or other relevant sanctions authority (collectively “Sanctions”).

b) The Company covenants and represents that neither they nor any of their affiliates, subsidiaries, directors or officers will use any payments made pursuant to the Indenture, as supplemented by this First Supplemental Indenture, (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed.

Dated:

ARGO BLOCKCHAIN PLC

By:	/s/ Peter Wall
Name: Peter Wall
Title: Chief Executive Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ John McNichol
Name: John McNichol
Title: Trust Officer

Signature Page to First Supplemental Indenture

EXHIBIT A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ARGO BLOCKCHAIN PLC

8.75% Senior Note due 2026

No. 1	Principal Amount
CUSIP No. 040126 203	$40,000,000
ISIN No. US0401262037

Argo Blockchain plc, a public limited company incorporated under the laws of England and Wales (hereinafter called the “Company”, which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of forty million United States Dollars (U.S. $40,000,000) on November 30, 2026 (the “Maturity Date”) and to pay interest thereon from November 17, 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on January 31, April 30, July 31 and October 31 in each year and on the Maturity Date (each an “Interest Payment Date”), beginning January 31, 2022 at the rate of 8.75% per annum, until the principal hereof is paid or duly made available for payment. The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 15, April 15, July 15 or October 15 (whether or not a Business Day), as the case may be, preceding such Interest Payment Date, and the November 15 immediately preceding the Maturity Date. Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of the Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The amount of interest payable for any interest period, including interest payable for any partial interest period, will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date falls on a non-Business Day, the applicable interest payment will be made on the next Business Day and no additional interest will accrue as a result of such delayed payment.

Payment of the principal of (and premium, if any) and the interest on this Note shall be made at the designated office of the Trustee (as defined below) at WSFS Bank Center, 500 Delaware Avenue, 11th Floor, Wilmington, Delaware 19801, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

This Note is one of the duly authorized series of Securities of the Company, designated as the Company’s “8.75% Senior Notes due 2026”, initially limited to an aggregate principal amount of $40,000,000 all issued or to be issued under and pursuant to an Indenture (the “Base Indenture”), dated as of November 17, 2021, between the Company and Wilmington Savings Fund Society, FSB, as trustee (hereinafter referred to as the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated as of November 17, 2021 (the “First Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes.

The Notes may not be redeemed prior to the Maturity Date, except as described in Article 3 of the First Supplemental Indenture.

The Notes are not subject to any sinking fund.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the Holder of this Note, which is absolute and unconditional, to receive payment of the principal of and interest on this Note at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Note shall have consented to the impairment of such right.

As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Note may be registered in the Security register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $25.00 and integral multiples of $25.00 in excess thereof. Subject to certain limitations therein set forth in the Indenture and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or for exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Note, other than in certain cases (if any) provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature (which may be scanned, photocopied or faxed or otherwise signed electronically (including by DocuSign or Adobe Sign)) of one of its authorized signatories, this Note shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed as of the date first written above.

ARGO BLOCKCHAIN PLC

By:
Name: Peter Wall
Title: Chief Executive Officer

Signature Page to Argo Blockchain plc Global Note

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture as of the date first written above.

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:
Name:
Title:

Authentication Certificate to Argo Blockchain plc Global Note

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants	UNIF GIFT MIN ACT - Custodian
in common	(Cust) (Minor)
TEN ENT - as tenants by	Under Uniform Gifts to
the entireties	Minor Act
JT TEN - as joint tenants
with right of survivorship and

not as tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please insert Assignee’s legal name)

(Please insert Social Security or other identifying number of Assignee)

(Please print or typewrite name and address including postal zip code of Assignee)

the within Note of ARGO BLOCKCHAIN PLC and does hereby irrevocably constitute and appoint attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

[NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.]